LEGAL OPINION

OUR MicroLending, LLC:

I am an attorney admitted to practice law in the State of Florida. I have reviewed the
Investment Certificates that OUR MicroLending, LLC plans to issue, as described in the
Offering Statement dated December 20, 2016 (the Offering Statement).

It is my opinion that these Investment Certificates, when sold, will be legally issued and binding obligations of the issuer, OUR MicroLending, LLC.

/s/ Brian Recor
Brian Recor, Esq.
RECOR RIEBER, P.A.
Miami, Florida
December 28, 2016